Exhibit 99.1

Norfolk Southern Names Brian Barr Chief Operating Officer

ATLANTA, June 1, 2026 – Norfolk Southern Corporation (NYSE: NSC) has appointed Brian Barr as Chief Operating Officer (COO).

Barr has been with Norfolk Southern for two years leading the Mechanical department. As COO, he will leverage more than 28 years of experience, including more than a decade leading transportation teams in the east, to oversee Norfolk Southern’s railway operations, including safety, transportation, network planning and operations, engineering and equipment maintenance.

“Brian is the right leader for Operations, bringing a strong commitment to safety, broad railroading expertise and a proven ability to build a fast, resilient network that earns customer trust every day,” said CEO Mark George. “Brian’s career has given him a front row seat to every aspect of the operation and a deep understanding of the complexities of an eastern rail network. This gives him a unique vantage point to help take us to the next level to serve our customer demands.”

Brian assumes the role effective June 1, 2026, following the departure decision of John Orr from the Executive Vice President and Chief Operating Officer role. Orr will remain employed as a special advisor to the Chair of the Board through June 30, 2026, at which time his employment will terminate and he will retire from the Company effective July 1, 2026. To support continuity and the successful closing of the Union Pacific merger, and following his retirement, Orr will continue as a special advisor to the Chair of the Board through the earlier of the merger closing or June 1, 2027.

George said, “We are grateful to John for his leadership and many contributions to our operations, including a clear focus on safety, and disciplined cost efficiency and advancing operational excellence. NS is better today because of John’s impactful tenure.”

“I’m proud of the Thoroughbred team and the tremendous improvements we’ve made in operations over the past two years,” Orr said. “Building generational railroaders has been a hallmark of my approach, and with the progress we made transforming NS, now is the perfect time for me to plan the next steps in life and to elevate the next generation of leaders to propel NS forward.”

During his career, Barr has held leadership roles of increasing responsibility including terminal superintendent, Senior Vice President Network Planning & Services, Senior Vice President Operations, Chief Mechanical Officer and Senior Vice President Engineering and Mechanical while at CSX. At Union Pacific he was Senior Vice President Transportation, having also held the position of General Manager Great Lakes Services. Barr began his career in 1998 as a craft dispatcher at Conrail.

Since joining Norfolk Southern in September 2024, Barr has led meaningful, measurable progress for the Mechanical team, delivering significant improvements in safety performance, reducing FRA reportable injuries and mechanical-caused derailments. This has strengthened the reliability of the assets that power the Norfolk Southern network.

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Barr holds a business administration degree from Bellevue University and has completed the Executive Leadership Forum with Harvard Executive Education.

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About Norfolk Southern

Since 1827, Norfolk Southern Corporation (NYSE: NSC) and its predecessor companies have safely moved the goods and materials that drive the U.S. economy. Today, it operates a 22-state freight transportation network. Committed to furthering sustainability, Norfolk Southern helps its customers avoid approximately 15 million tons of yearly carbon emissions by shipping via rail. Its dedicated team members deliver approximately 7 million carloads annually, from agriculture to consumer goods. Norfolk Southern also has the most extensive intermodal network in the eastern U.S. It serves a majority of the country’s population and manufacturing base, with connections to every major container port on the Atlantic coast as well as major ports across the Gulf Coast and Great Lakes. Learn more by visiting www.NorfolkSouthern.com.

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